Exhibit 99.1

JOINT FILING AGREEMENT

The parties below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

/s/ Jonah Peretti
Jonah Peretti

JONAH PERETTI, LLC

By:	/s/ Jonah Peretti
Jonah Peretti, Managing Member

/s/ John S. Johnson, III
John S. Johnson, III

JOHNSON BF, LLC

By:	/s/ John S. Johnson, III
John S. Johnson, III, Sole Member